Ex. 21.1

LIST OF SUBSIDIARIES OF REGISTRANT

MEXUS GOLD US

A NEVADA CORPORATION

Subsidiaries	Jurisdiction

Mexus Gold Mining S.A. de C.V.	Mexico

Mexus Enterprises S.A. de C.V.	Mexico

Mexus Gold MX S.A. de C.V.	Mexico